Exhibit 99.1

CONTACTS:	James Winschel, Senior Vice-President and Chief Financial Officer
Jill Baker, Vice President of Investor Relations
(781) 434-4118

PAREXEL ANNOUNCES FOURTH QUARTER RESTRUCTURING CHARGE

Boston, MA, June 1, 2005 – PAREXEL International Corporation (Nasdaq: PRXL) today announced that it will record a charge in the fourth quarter of Fiscal 2005 (ending June 30, 2005) in connection with restructuring activities it is undertaking.

The Company has approved a plan to reduce expenses, better align costs with current and future geographic sources of revenue, and improve operating efficiencies. These actions are expected to result in a pre-tax charge in the range of $30 to $35 million. The charge is primarily related to expenses to be incurred in connection with the consolidation or closure of certain offices, mostly in the United States, the associated relocation or elimination of approximately 150 positions, and certain other one-time costs. The restructuring initiatives primarily impact corporate overhead costs, but will also affect each of the Company’s three business segments. The charges will include approximately $24 to $27 million in costs related to the abandonment of certain property leases, approximately $4 to $5 million in employee separation benefits, and approximately $2 to $3 million in other one-time costs. PAREXEL expects a small portion of the charge to be paid out in the fourth quarter, with the remainder to be paid out over several years. The Company expects the charge to result in annual pre-tax savings of approximately $8 to $10 million when completed.

The Company anticipates that these fourth quarter restructuring activities may have a dampening effect on short-term financial performance, and will reduce results from the Company’s previous expectations. PAREXEL plans to issue a press release to quantify revenue and earnings per share expectations for the fourth quarter as well as for future periods prior to the end of June.

Mr. Josef von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “As we announced last quarter, the geographic mix of our business has changed dramatically, leaving us with excess facilities capacity, especially in the United States. We have therefore taken steps to better align our space requirements with client demand. I would like to note, however, that we are also continuing to hire in many locations to meet the demands of the business, and expect a net increase to our headcount at the end of this quarter as compared to the March quarter.”

PAREXEL is one of the largest biopharmaceutical outsourcing organizations in the world, providing a broad range of knowledge-based contract research, medical marketing and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. With a commitment to providing solutions that expedite time-to-market and peak market penetration, PAREXEL has developed significant expertise in clinical trials management, data management, biostatistical analysis, medical marketing, clinical pharmacology, regulatory and medical consulting, industry training and publishing and other drug development consulting services. Its information technology subsidiary, Perceptive Informatics, Inc., develops and offers a portfolio of innovative technology-based products and services that facilitate clinical drug development and are designed to decrease time to peak sales. The technology portfolio includes web-based portal solutions and tracking tools, Interactive Voice Response Systems (IVRS), Clinical Trial Management Systems (CTMS), electronic diary and investigator database solutions. Perceptive also offers advanced medical diagnostics services to assess rapidly and objectively the safety and efficacy of new drugs, biologics, and medical devices in clinical trials. PAREXEL’s integrated services, therapeutic area depth and sophisticated information technology, along with its experience in global drug development and product launch services, represent key competitive strengths. Headquartered near Boston, MA, PAREXEL currently operates in 53 locations throughout 37 countries around the world, and has 5,070 employees.

This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding the restructuring activities, the expected charge for the restructuring activities, and other effects of the restructuring activities. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, “targets” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from restructurings, including the restructuring activities referenced in this release; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry; competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2005 as filed with the SEC on May 9, 2005, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.

PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.